EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of this Statement on Schedule 13D including any amendments thereto.  This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Date: February 16, 2011

	By:	/s/ Eric J. Gleacher
Eric J. Gleacher

ERIC J. GLEACHER 2009 GRANTOR RETAINED ANNUITY TRUST

	By:	/s/ Eric J. Gleacher
Name: Eric J. Gleacher
Title: Trustee